UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 17, 2006

GLOBAL POWER EQUIPMENT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16501	73-1541378
(Commission File Number)	(IRS Employer Identification No.)

6120 S. Yale, Suite 1480, Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

(918) 488-0828

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 17, 2006, Global Power Equipment Group Inc. (the “Company”) entered into a Separation Agreement and Release (the “Separation Agreement”) with Al Brousseau, former President and Chief Executive Officer of the Company, in connection with his resignation from the Company effective May 15, 2006. Under the Separation Agreement, the Company will pay Mr. Brousseau on or before May 27, 2006, a separation payment of $360,000, less applicable withholding taxes, plus a sum equal to the Company’s estimate of COBRA expense for six months, less applicable withholding taxes, and further agreed to pay all accrued, but unused, vacation time. The Separation Agreement also provided for the accelerated vesting of 6,667 shares of restricted stock that had previously been granted to Mr. Brousseau under the Company’s 2004 Stock Incentive Plan. Under the Separation Agreement, Mr. Brousseau has agreed not to compete with the businesses of the Company for a one-year period commencing May 15, 2006 and has given the Company a release containing customary terms and conditions. The Separation Agreement further provided for the termination of the Employment Agreement dated December 16, 2004, as amended, between the Company and Mr. Brousseau, effective May 15, 2006, except for certain provisions relating to work product, confidential information, non-competition, non-solicitation and Company remedies for any breach of such covenants.

Item 1.02. Termination of a Material Definitive Agreement.

The discussion of the Employment Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL POWER EQUIPMENT GROUP INC.

Date: May 23, 2006	By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary

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